INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
COMMENTS ON OUTLOOK FOR THE FIRST QUARTER OF 2007

St. Louis, Missouri, March 14, 2007 - Furniture Brands International (NYSE: FBN) commented on recent business trends and operations in the first quarter of 2007.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Retail conditions remain challenging across the industry and are softer than expected when we last commented on the business.

“We now expect net sales in the first quarter to be down nearly 15 percent versus a very strong first quarter last year. We also expect our net earnings per diluted common share to be in the 3 to 7 cent range. Included in this range is the effect of 2 cents of previously disclosed restructuring, asset impairment and severance charges as well as the effect of 3 cents in increased interest expense due to the upfront recognition of the gain on interest rate swaps at the end of the first quarter of 2006. We will report the actual results for the first quarter of 2007 on May 2, 2007.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.